FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS SECOND QUARTER 2010 RESULTS

CRANBURY, New Jersey – (Aug 2, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading specialty phosphates producer in North America, today announced its financial results for the second quarter 2010.

Second Quarter Results

•         Net sales for the second quarter 2010 were $184 million, a 10% increase over second quarter 2009 and a 9% improvement sequentially.

•         Operating income for the second quarter 2010 was $33 million, 4% higher than second quarter 2009 and more than 50% higher than the first quarter 2010.

•         Specialty Phosphates (excluding GTSP & Other) second quarter 2010 sales increased 1% versus last year with volumes up 21%. Pricing improved moderately on a sequential basis, though it remained below year ago levels.

•         GTSP & Other sales (primarily fertilizer co-product) increased by $16 million to $22 million on higher prices and significantly improved volumes versus the second quarter 2009.

•         Net income for the second quarter 2010 was level with the year ago period at $18 million or $0.79 per share (diluted).

•         Net debt decreased by $8 million from March 2010 levels to $123 million and is $29 million below June 2009 levels.

Randy Gress, CEO of Innophos, commented on the results, “I am pleased to report another strong quarter with all parts of our business performing well. Our core specialty phosphates business delivered a 43% improvement in operating income versus the first quarter, with ongoing strong performance in the US and Canada and a continuing recovery in results of the Mexico unit.  Demand remains strong, and specialty phosphates volumes were up 21% year over year. We have made significant progress on executing our rock diversification strategy. Since signing our first new contract on May 3rd, we have taken shipload quantities from three different potential sources and continue to advance negotiations for both short and long term supply. I am confident that this will result in competitive rock supply for 2011 and beyond.”

Segment Results

As previously announced, beginning with the second quarter 2010, the Company changed its operating segment definitions to report its core specialty phosphates business separately from GTSP & Other. In addition, a regional breakdown of specialty phosphates has been provided in two categories, US/Canada and Mexico.  Following are the quarterly sales and operating income results since the first quarter 2009 on the new operating segment basis:

Specialty Phosphates

The specialty phosphates business recorded its fifth quarter of sequential volume growth with volumes up 3% versus the first quarter and 21% year over year.  Sales revenue was up 1% year over year with pricing lower in comparison to the second quarter 2009 when selling prices were just coming off peak levels. Operating income was up 43% sequentially, but down 21% against second quarter 2009 as a result of the negative price variance.

US/Canada

US/Canada specialty phosphates delivered another strong quarter, with continued recovery in phosphoric acid sales to industrial applications and ongoing growth in specialty salts. Volumes increased 16% over second quarter 2009, although the unfavorable price comparison to high 2009 levels resulted in a 3% decline in sales revenue.

On a sequential basis, volumes were moderately lower than the first quarter in what remained a strong demand environment.  Some order rescheduling was necessary to adjust both to an insured loss following flood damage in early May to inventory in transit at a third party Nashville, TN warehouse and to accommodate a scheduled Geismar, LA maintenance shutdown.

Operating margins improved as expected as the reset on some supply contracts effective from the beginning of 2010 fed through into cost of goods sold. Second quarter 2010 operating income, at $27 million, was up $7 million sequentially, though $6 million below the second quarter 2009 on lower selling prices partially offset by higher volumes and lower operating expenses.

Mexico

The specialty phosphates business in Mexico continued its strong recovery following its return to competitive sourcing in early 2010. Volumes increased 39% year over year with all product lines contributing. This offset lower prices to result in sales growth of 16%.

Second quarter 2010 operating income, at $4 million, was up $3 million sequentially, partly aided by lower legal expenses following the OCP arbitration settlement, but $2 million below the second quarter 2009 when Mexico was working off lower cost inventories.

GTSP & Other

GTSP sales volumes increased significantly as a result both of increased purified acid production leading to higher co-product volumes and favorable order pattern in the quarter. GTSP prices improved in line with market prices both on a sequential and year over year basis leading to a 59% improvement for GTSP & Other in comparison to last year. Net sales for the second quarter at $22 million were more than triple the comparative 2009 period.

Operating income was $2 million in the second quarter 2010 compared to a loss of $7 million in the second quarter 2009. The prior period included a $2 million write down in GTSP inventory value and a $3 million charge in Other for anticipated unfulfilled contractual natural gas purchase commitments which expired in December 2009.

Recent Trends and Outlook

Second quarter 2010 results demonstrated strong ongoing year over year volume growth for specialty phosphates, with recovery evident in the industrial markets most affected by recessionary conditions in 2009 and in the ongoing strength in sales to consumer oriented end markets.  Volume growth is expected to continue for the third quarter, leading to an expected sequential net sales growth in excess of 5% for specialty phosphates and over 10% sales growth on a year over year basis.

Specialty phosphates selling prices improved moderately in comparison to first quarter following increases implemented in March and April, and going forward management expects to maintain its operating income margin level through the third quarter.

GTSP volume for the second half 2010 is expected to be similar to the first half, although the timing of large orders generally leads to variability in individual quarterly results. Market pricing is currently stable.

As expected, second quarter gross profit benefited from the impact of adjustments to contracted purchase prices effective January 2010, reflecting market conditions at the beginning of the year.  Since these contract prices reset, commodity fertilizer and related raw material prices such as sulfur have increased.  Although Innophos continues to expect some moderation in market prices before contract prices reset for 2011, management’s expectation remains that an approximate $5 million per quarter cost increase from higher contract raw material prices will phase in beginning with the fourth quarter 2010 and take full effect in the second quarter 2011.

Capital expenditure expectations for 2010 remain approximately $35 million, with expenditure for the balance of the year to continue debottlenecking of US / Canada specialty salts facilities and to enhance Mexico’s capability to process multiple grades of rock consistent with the Company’s supply chain diversification strategy. In addition, limited investment continues to evaluate Innophos’ Mexican phosphate rock concessions.  Following a review of the status of the Company’s ERP project, management anticipates an implementation in early 2011 with expenditure continuing at a reduced rate versus the first half of 2010.

Net debt improved moderately to $123 million at the end of the second quarter despite a build of working capital to support higher operating rates in Mexico.  Strong cash flow generation is expected for the balance of the year. This will allow management to continue with its previously stated objectives of maintaining the dividend, pursuing several “bolt-on” acquisition projects and actively seeking opportunities to optimize the cost and profile of the Company’s debt structure.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical,

oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.                                               Breakstone Group

Investor Relations: (609) 366-1299                            Maura Gedid

investor.relations@innophos.com                             646-452-2335

Conference Call Details

The conference call is scheduled for Tuesday, August 3, 2010 at 9:00 am ET and can be accessed by dialing 888-680-0893 (U.S.) or 617-213-4859 (international) and entering passcode 67989736.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 12:00 pm ET on

August 3 and 12:00 pm ET on August 17, 2010.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 80177835.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

 Summary Profit & Loss Statement – Second Quarter

Segment Reporting – Second Quarter

The company reports its operations in three segments – Specialty Phosphates -  US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – Second Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter dollar variance is derived from the current quarter year to date dollar variance less the previous quarter year to date dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue impact of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended June 30, 2010 the percentage changes in net sales by reportable segments and by specialty phosphates product lines compared with the same period of the prior year, including the effect of price and volume changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.